Exhibit 5.1

March 20, 2015

GreenHunter Resources, Inc.

1048 Texan Trail

Grapevine, Texas 76051

Re:    Registration on Form S-8 of certain Common Shares of GreenHunter Resources, Inc.

Ladies and Gentlemen:

At your request, I have examined the Registration Statement (the " Registration Statement ") on Form S-8 (File No. 333-           ) of GreenHunter Resources, Inc., a Delaware corporation (the " Company "), as filed with the Securities and Exchange Commission (the " Commission ") on March 20, 2015 under the Securities Act of 1933, as amended (the " Securities Act "), in connection with the registration under the Securities Act of the offer and sale by the Company of up to 14,000,000 shares of the Company's Common Stock pursuant to the Company’s Long Term Incentive Plan (the " Plan Shares ").

I am of the opinion that any Plan Shares that will be issued by the Company pursuant to the Long Term Incentive Plan, are duly authorized and, when issued and delivered pursuant to the terms of the 401(k) Employee Stock Ownership Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Commission on the date hereof. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully,

/s/ Morgan F. Johnston

Morgan F. Johnston

Sr. VP, General Counsel and

Secretary